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UPSTREAM BIOSCIENCES ANNOUNCES APPOINTMENT OF JEFFREY BACHA TO ITS BOARD OF DIRECTORS

--Brings Over 15 Years of Successful Biopharmaceutical Operational and Strategic Experience to Upstream--

Vancouver, British Columbia– April 10, 2008 – Upstream Biosciences Inc. (OTCBB: UPBS) today announced the appointment of Jeffrey Bacha to its Board of Directors. Mr. Bacha has more than 15 years of experience in operations, strategy and finance in the life science industry, assisting biotechnology, pharmaceutical and medical device companies in the development and implementation of business and financing strategies for growth. Two of his companies were named “Top 10 Life Sciences Investment Opportunities” in Canada during every year of his tenure, and he was recognized by Business in Vancouver magazine as a “Top 40 Under 40” businessperson.

“Jeffrey has an impressive and varied record of success in developing and growing young biopharmaceutical companies, serving in the roles of founder, senior manager and strategic advisor,” said Joel L. Bellenson, Chief Executive Officer of Upstream. “His experience as CEO of a company developing anti-infective drugs is especially relevant, and we anticipate that he will be of great assistance in helping us advance our innovative drug discovery and development programs for the treatment of tropical parasitic diseases.”

Mr. Bacha currently serves as the Executive Vice President, Corporate Affairs & Chief Operating Officer of Clera Inc., a pharmaceutical company focused on the discovery and development of novel small-molecule therapies for the treatment of major neurological disorders. Previously, he was the founding Chief Executive Officer & President of Inimex Pharmaceuticals Inc., a biopharmaceutical company developing new therapies to overcome antibiotic drug resistance. Prior to Inimex, Mr. Bacha served as Vice President, Corporate Development of Inflazyme Pharmaceuticals Ltd., a publicly-traded biopharmaceutical company developing therapies for respiratory and inflammatory diseases. Previously, Mr. Bacha was CFO and Vice President, Corporate Development of XBiotech Inc., a start-up antibody platform company. Earlier in his career, Mr. Bacha was a Senior Manager and Director of KPMG Health Ventures.

“Upstream’s promising compounds for the treatment of tropical parasitic diseases including malaria, leishmaniasis and sleeping sickness, and its innovative advanced computational approach to drug discovery make the opportunity to serve as a Director particularly welcome,” said Mr. Bacha. “I look forward to supporting Upstream’s talented management team in their efforts to advance its drug development programs that have the potential to achieve commercial success while also contributing to the health and economic well-being of millions of people around the globe.”

Mr. Bacha has also served as a member of the Board of Directors of Urigen Holdings Inc., a pharmaceutical company developing therapies for major urological disorders. He received a

B.Sc. in biophysics from the University of California and an MBA from the Goizueta Business School at Emory University.

About Upstream Biosciences, Inc.

Founded in 2004, Upstream Biosciences is a pioneer in the discovery and development of novel compounds for tropical parasitic diseases and in the development of genetic diagnostics for cancer susceptibility and drug response. Upstream's innovative approach to drug discovery and its proprietary data mining pipeline enable it to apply advanced computational approaches to generating novel drug candidates and to locating and analyzing the genetic variations important to disease progression and drug response. For more information, visit www.upstreambio.com.

Notice Regarding Forward-Looking Statements: This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (i) the Company may advance its drug discovery and development programs for the treatment of tropical parasitic diseases; and (ii) the Company’s proprietary data mining pipeline may enable it to apply advanced computational approaches to generating novel drug candidates and to locating and analyzing the genetic variations important to disease progression and drug response. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the risk that the Company does not execute its business plan; (ii) the inability of the Company to keep pace with technological advancements in the field of genetic diagnostics and the treatment of tropical parasitic diseases; (iii) the Company’s inability to adequately protect its intellectual property or the Company’s inadvertent infringement of third party intellectual property; (iv) the Company not being able to retain key employees; (v) competitors providing better or cheaper products and technologies; (vi) markets for the Company’s products not developing as expected; (vii) the Company’s inability to finance its operations or growth; (viii) inability to obtain all necessary government and regulatory approvals; and (ix) the inability to effectively market and commercialize the Company’s technologies, including the establishment of viable relationships with third parties. These forward-looking statements are made as of the date of this news release and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company’s periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.